SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                         ______________

                            FORM 8-A

                        (Amendment No. 2)

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                  Modine Manufacturing Company
---------------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


             Wisconsin                             39-0482000
---------------------------------------------------------------------------
(State of incorporation or                      (I.R.S. Employer
        organization)                          Identification No.)


    1500 DeKoven Avenue, Racine, Wisconsin                53403
---------------------------------------------------------------------------
 (Address of principal executive offices)               (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class          Name of each exchange on which
    to be so registered          each class is to be registered

               None                               N/A
              ------                             -----


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.  [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                    Preferred Share Purchase Rights
---------------------------------------------------------------------------
                        (Title of class)

Item 1. Description of Registrant's Securities to be Registered.
        -------------------------------------------------------

    This Amendment No. 2 amends the Form 8-A filed by Modine
Manufacturing Company (the "Company") dated November 18, 1986.

    On December 18, 1996, the Board of Directors of the Company authorized the amendment of the Rights Agreement (regarding certain Preferred Share Purchase Rights authorized as of October 15, 1986) by adjusting the purchase price of one one-hundredth of a share of Series A Participating Preferred Stock, par value $0.0125 per share, from a price of $21.25 to a price of $95.00.

    All other terms, provisions, covenants or restrictions of the Rights Agreement, to the extent not inconsistent with the Board of Directors' December 18, 1996 amendment action, remain unchanged and in full force and effect. The Rights Agent, The First National Bank of Chicago, is now known as the First Chicago Trust Company of New York.



Item 2. Exhibits.
        --------

        1. Amendment No. 3 to Rights Agreement dated as of December 18, 1996 between the Registrant and First Chicago Trust Company of New York (Rights
            Agent).

                           SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:   December 18, 1996.


                             Modine Manufacturing Company



                             By:  R. T. SAVAGE
                                -------------------------------------
                                 R. T. Savage
                                 Chairman and Chief
                                 Executive Officer



                             By:  W. E. PAVLICK
                                ------------------------------------------
                                 W. E. Pavlick, Senior
                                 Vice President, General Counsel
                                 and Secretary

                  MODINE MANUFACTURING COMPANY

                               AND

             FIRST CHICAGO TRUST COMPANY OF NEW YORK

                          Rights Agent

                       Amendment Number 3
                       ------------------

                               to

                        Rights Agreement

                  Dated as of October 15, 1986

                        RIGHTS AGREEMENT
                        ----------------

                       Amendment Number 3
                       ------------------



     This Amendment, when executed, shall constitute a valid and binding amendment to that certain Rights Agreement dated as of October 15, 1986 by and between Modine Manufacturing Company, a Wisconsin corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

                            Recitals

     A. The Rights Agreement provides that the Company and the Rights Agent may supplement or amend the Rights Agreement as they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates.

     B    The Company and the Rights Agent desire to amend the
Rights Agreement in accordance with the terms of this Amendment.

     C. The Company and the Rights Agent and the Board of Directors of the Company, having received appropriate advice and counsel, believe that the adjustment of the Purchase Price of the Preferred Shares is necessary and desirable and in the best interests of the holders of Rights Certificates.

                            Agreement

     1. In consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent agree, pursuant to the provision set forth in Section 26 of the Rights Agreement, to amend the Rights Agreement as follows:

     2. Section 7(b) of the Rights Agreement is amended by substituting the following:

          (b)  The Purchase Price for each one one-
               hundredth of a Preferred Share pursuant to the exercise of a Right shall be $95.00, subject to further adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

     3. This Amendment shall be effective as of December 18, 1996.

     4. Consistent with the purpose and intent of Section 12 of the Rights Agreement, the Company shall promptly prepare, file and mail a Certificate of Adjusted Purchase Price, and prepare and mail a brief summary thereof to each holder of a Right Certificate in accordance with the terms of the Rights Agreement.

     5. The Company and the Rights Agent agree that all other terms, provisions, covenants, or restrictions of the Rights
Agreement, to the extent not inconsistent with this Amendment, shall remain unchanged and in full force and effect.

     6. Capitalized terms which are not defined in this Amendment have the meanings given such terms in the Rights
Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the effective date hereof.

(SEAL)
                              MODINE MANUFACTURING COMPANY

Attest:

By W. E. PAVLICK              By     D. R. JOHNSON
   --------------------              --------------------------
Title:  Secretary             Title: President and Chief
                                     Operating Officer

(SEAL)
                              FIRST CHICAGO TRUST COMPANY OF NEW YORK
Attest:

By s/Diane S. Calcagno        By   s/Laurence A Woods
   -----------------------      ---------------------------------
Title: Assistant Vice         Title: Vice President
       President